K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100

PRIVILEGED AND CONFIDENTIAL
September 21, 2018
First Investors Income Funds
First Investors Equity Funds
40 Wall Street
New York, New York 10005
Re:	Reorganization to Combine Series of Two Delaware Statutory Trusts
Ladies and Gentlemen:
First Investors Income Funds, a Delaware statutory trust (“Income Funds”), on behalf of First Investors Balanced Income Fund, a segregated portfolio of assets (“series”) thereof (“Target”), and First Investors Equity Funds, also a Delaware statutory trust, on behalf of its First Investors Total Return Fund series (“Acquiring Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Target pursuant to an Agreement and  Plan of Reorganization and Termination made by them as of September 3, 2018 (“Agreement”).1  The Agreement contemplates the following transactions (which together comprise the “Reorganization”):  (1) Acquiring Fund’s acquisition of all of Target’s Assets in exchange solely for the issuance to Target of Acquiring Fund Shares and Acquiring Fund’s assumption of all of Target’s Liabilities, followed by (2) Target’s distribution of those shares pro rata to its Shareholders in exchange for their Target Shares and in complete liquidation thereof (for federal tax purposes), and (3) Target’s termination as a series of Income Funds and dissolution under Delaware law, all on the terms and conditions set forth in the Agreement.
In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated July 31, 2018, regarding the Reorganization that was furnished to Target’s shareholders in connection with the solicitation of proxies by the Board of Income Funds for use at a special meeting of Target’s shareholders that was held on September 7, 2018 (“Statement”), (3) the letter to those shareholders and Questions and Answers that accompanied the Statement, and (4) other documents we have deemed necessary or appropriate for the

1 Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

First Investors Income Funds
First Investors Equity Funds
September 21, 2018

purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 6.4 thereof) (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 3.5(a) thereof (which certify that each Investment Company’s respective Representations are true and correct as of immediately after the close of business (4:00 p.m., Eastern Time) on the date hereof (“Effective Time”)).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.
OPINION
It is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete at the Effective Time and (2) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1)          Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2)          Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;
(3)          Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

2  “Section” references are to the Code.

First Investors Income Funds
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September 21, 2018

(4)          Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);
(5)          A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and
(6)          A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds the latter as capital assets at the Effective Time.
Notwithstanding anything herein to the contrary, we express no opinion as to the Reorganization’s effect on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations in existence on the date hereof and judicial decisions and rulings and other pronouncements of the IRS publicly available on that date.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

First Investors Income Funds
First Investors Equity Funds
September 21, 2018

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours, /s/ K&L GATES LLP K&L GATES LLP